Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185695

equinoxfunds.com c/o Phoenix American Financial Services, Inc. 2401 Kerner Boulevard San Rafael, CA 94901 P 1.877.837.0600 Opt #2 F 415.485. 4553

June 2015 Performance Update

Equinox Frontier Funds Supplement Dated June 30, 2015 to Prospectus Dated April 30, 2015.

Equinox Frontier Funds Class 1

EQUINOX FRONTIER FUNDS’ GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the Equinox Frontier Funds is detailed below:*

Equinox Frontier Funds Class 1	June 30, 2015 MTD	June 30, 2015 YTD	NAV / Unit
Equinox Frontier Diversified Fund-1	-8.04%	2.17%	$115.55
Equinox Frontier Long/Short Commodity Fund-1a	-1.65%	5.98%	$107.17
Equinox Frontier Masters Fund-1	-7.86%	-5.65%	$110.01

Additional information, including monthly rates of return, concerning the aforementioned Funds and the Trading Advisor(s) is contained in the Prospectus and the respective Fund’s Appendix to the Prospectus.

*	The above table sets forth the actual performance of the Fund and Class as of June 30, 2015. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Fund.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF EQUINOX FRONTIER FUNDS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(411,061.75)
Unrealized trading gain (loss)	(865,194.31)
Less: Commissions	(24,017.22)
Less: Trading Fee paid to Managing Owner	(33,650.65)
Interest income	14,413.97

Total Income	(1,319,509.96)
EXPENSES
Broker service fees	28,394.19
Incentive fees	(266.73)
Management fees	23,972.45

Total Expenses	52,099.91

Net Income (Loss)	$(1,371,609.87)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	136,350.44992	$17,133,651.52	$125.66
Current month additions	5,574.37536	652,148.21
Current month redemptions	(3,974.35718)	(473,428.77)
Net income (loss) for current month		(1,371,609.87)	(10.11)

Net asset value, end of current month	137,950.46810	$15,940,761.09	$115.55

Monthly rate of return			-8.04%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER DIVERSIFIED FUND - Class 1

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(116,078.33)
Unrealized trading gain (loss)	54,012.00
Less: Commissions	(7,057.90)
Less: Trading Fee paid to Managing Owner	(11,232.82)
Interest income	4,810.56

Total Income	(75,546.49)
EXPENSES
Broker service fees	9,478.34
Incentive fees	(5,828.90)
Management fees	11,228.68

Total Expenses	14,878.12

Net Income (Loss)	$(90,424.61)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	51,002.23537	$5,557,435.49	$108.96
Current month additions	47.22867	5,000.00
Current month redemptions	(1,530.88480)	(165,297.46)
Net income (loss) for current month		(90,424.61)	(1.79)

Net asset value, end of current month	49,518.57924	$5,306,713.42	$107.17

Monthly rate of return			-1.65%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND - Class 1a

EQUINOX FRONTIER MASTERS FUND - Class 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(371,525.91)
Unrealized trading gain (loss)	(392,128.88)
Less: Commissions	(12,819.90)
Less: Trading Fee paid to Managing Owner	(20,533.54)
Interest income	9,624.10

Total Income	(787,384.13)
EXPENSES
Broker service fees	17,325.73
Incentive fees	(4,175.61)
Management fees	25,273.88

Total Expenses	38,424.00

Net Income (Loss)	$(825,808.13)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	90,272.27184	$10,778,579.63	$119.40
Current month additions	818.08310	91,970.87
Current month redemptions	(8,575.81360)	(967,023.35)
Net income (loss) for current month		(825,808.13)	(9.39)

Net asset value, end of current month	82,514.54134	$9,077,719.03	$110.01

Monthly rate of return			-7.86%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

EQUINOX FRONTIER MASTERS FUND - Class 1

EQUINOX FRONTIER DIVERSIFIED FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(1,431,238.23)
Unrealized trading gain (loss)	(3,035,857.59)
Less: Commissions	(83,744.88)
Less: Trading Fee paid to Managing Owner	(117,179.59)
Interest income	50,209.80

Total Income	(4,617,810.49)
EXPENSES
Trading fees	0.00
Broker service fees	35,542.07
Incentive fees	(898.55)
Management fees	83,476.01

Total Expenses	118,119.53

Net Income (Loss)	$(4,735,930.02)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	447,747.87302	$59,904,241.10	$133.79
Current month additions	9,600.82080	1,148,729.54
Current month redemptions	(9,637.62072)	(1,189,982.02)
Net income (loss) for current month		(4,735,930.02)	(10.66)

Net asset value, end of current month	447,711.07310	$55,127,058.60	$123.13

Monthly rate of return			-7.97%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER DIVERSIFIED FUND

EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(348,224.40)
Unrealized trading gain (loss)	159,095.69
Less: Commissions	(21,219.33)
Less: Trading Fee paid to Managing Owner	(21,626.67)
Interest income	14,462.36

Total Income	(217,512.35)
EXPENSES
Trading fees	0.00
Broker service fees	9,820.14
Incentive fees	(17,247.13)
Management fees	45,709.94

Total Expenses	38,282.95

Net Income (Loss)	$(255,795.30)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	128,559.22426	$16,654,230.03	$129.55
Current month additions	334.54557	39,051.96
Current month redemptions	(3,061.96764)	(376,086.22)
Net income (loss) for current month		(255,795.29)	(1.91)

Net asset value, end of current month	125,831.80219	$16,061,400.47	$127.64

Monthly rate of return			-1.47%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER LONG/SHORT COMMODITY FUND

EQUINOX FRONTIER MASTERS FUND

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2015

(Unaudited)

Current
Period
INCOME
Realized trading gain (loss)	$(910,279.59)
Unrealized trading gain (loss)	(900,653.36)
Less: Commissions	(30,432.80)
Less: Trading Fee paid to Managing Owner	(48,998.00)
Interest income	22,950.57

Total Income	(1,867,413.18)
EXPENSES
Trading fees	0.00
Broker service fees	19,140.91
Incentive fees	(7,329.62)
Management fees	60,312.44

Total Expenses	72,123.73

Net Income (Loss)	$(1,939,536.91)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	201,100.76787	$25,039,237.92	$124.51
Current month additions	7,489.57218	868,310.72
Current month redemptions	(11,135.70360)	(1,270,143.16)
Net income (loss) for current month		(1,939,536.90)	(9.56)

Net asset value, end of current month	197,454.63645	$22,697,868.57	$114.95

Monthly rate of return			-7.68%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ Vance Sanders
Vance Sanders, Chief Financial Officer of the Managing Owner Equinox Fund Management LLC 1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund - EQUINOX FRONTIER MASTERS FUND